Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated March 12, 2010 and March 22, 2010, in the Registration Statement (Form S-1) of ECA Marcellus Trust I for the registration of trust units.
/s/ Ernst & Young LLP
Pittsburgh, Pennsylvania
March 30, 2010